Exhibit 28(a)(3)

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

TO CERTIFICATE OF TRUST

Pursuant to Title 12, Section 381-{b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust: California Investment Trust

2.	The Certificate of Amendment to the Certificate of Trust hereby amends the Certificate of Trust dated August 8, 2006 as follows:

Effective on and as of the Effective Date (as hereinafter defined) the name of the statutory trust is hereby changed from California Investment Trust to Shelton Funds.

3.	This Certificate of Amendments shall be effective upon receipt (the "Effective Date").

In Witness Whereof, the undersigned have executed this Certificate of Amendment on the 17th day of November, 2011, A.D.

By:	/s/ Stephen C. Rogers

Trustee

Name: Stephen C. Rogers
President & Trustee